Exhibit 10.3

LIMITED RECOURSE GUARANTY

THIS LIMITED RECOURSE GUARANTY (this “Guaranty”), is made this 15th day of March, 2016 by and between BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation (the “Guarantor”) in favor of WESTERN-SOUTHERN LIFE ASSURANCE COMPANY, an Ohio corporation whose address is 400 Broadway, Cincinnati, Ohio 45202 (“Lender”).

RECITALS

A.	Guarantor desires that Lender permit the assumption by BR HENDERSON BEACH, LLC, a Delaware limited liability company (the “Borrower”) of secured financing in the original principal amount of $38,500,000.00 (the “Loan”) with respect to certain premises (including all buildings, improvements and appurtenant rights and easements) situated in Okaloosa County, Florida, and more fully described on attached Exhibit A (the “Property”). The Loan is evidenced by an Amended and Restated Promissory Note originally payable by AHB APARTMENTS, LLC, a Delaware limited liability company (“Original Borrower”) (the “Note”) dated January 3, 2013, and is secured by, among other things, an Amended and Restated Open-End Mortgage, Security Agreement, Assignment of Rents and Leases, and Fixture Filing dated January 3, 2013, encumbering the Property (the “Mortgage”).

B.	Effective as of the date hereof, Borrower has assumed the Loan, as evidenced by a Loan Assumption and Mortgage Modification Agreement among Lender, Borrower and Original Borrower dated of even date herewith (the “Assumption”). The Note, the Mortgage, this Guaranty, the Assumption and all other documents executed by Borrower or a Guarantor evidencing or securing the Loan or entered into in connection with the Loan are collectively referred to as the “Loan Documents”.

C.	Lender will permit Borrower to assume the Loan on the condition that Guarantor agrees to enter into this Guaranty with Lender as further security for the Loan.

D.	Capitalized terms used herein and not otherwise defined herein will have the meanings given such terms in the Loan Documents.

NOW, THEREFORE, in consideration of the Loan and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in order to induce Lender to permit the assumption of the Loan by Borrower, Guarantor, intending to be legally bound, hereby covenants, represents, warrants and agrees as follows:

1.	GUARANTY OBLIGATION. In consideration of and as an inducement to Lender to permit the assumption of the Loan by Borrower, and for other good and valuable consideration, the receipt of which is acknowledged, Guarantor hereby unconditionally agrees, to defend, indemnify and hold Lender, Lender’s agents, shareholders, directors, principals, employees, successors and assigns harmless from and against any and all liabilities (including strict liability), suits, actions, claims, demands, penalties, damages (including, without limitation, lost profits, consequential damages, interest, penalties, fines, and monetary sanctions), losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Liabilities”) that may now or in the future be incurred or suffered by or imposed upon Lender as a result of any of the following (each, an “Event of Default” hereunder):

1.1	the Borrower misapplying, or, following an Event of Default, failing to remit to Lender, any condemnation awards, casualty proceeds, or security deposits attributable to the Property, unless such awards, proceeds or deposits are required to be escrowed or paid to an unaffiliated third party pursuant to a court order;

1.2	any act of fraud or material breach of any representation or warranty of Borrower or any member thereof, contained in the Loan Documents or any other agreement, certificate or instrument delivered pursuant to or in connection with the Loan Documents;

1.3	the collection by Borrower of rents more than one (1) month in advance, or the failure by Borrower to apply the rents toward the normal and necessary operating expenses of the Property or the curing of any Event of Default, or in the manner and for the purposes provided in the Mortgage or in any other Loan Documents;

1.4	[Reserved];

1.5	[Reserved];

1.6	any diminution in value of the Property or other collateral or security for the Loan, arising from the active waste of the Borrower;

1.7	any casualty or loss affecting the Property that was self-insured risk or under-insured or deductible amount under a policy of insurance relating to the Property, including without limitation those relating to terrorism and/or mold coverage;

1.8	the failure by Borrower to insure the Property as expressly set forth in any Loan Documents executed in connection with the closing of the Loan, including without limitation the failure to carry terrorism and/or mold coverage;

1.9	the failure by Borrower to pay any taxes or assessments on the Property; or

1.10	the filing of any bankruptcy or other reorganization proceeding by Borrower.

In addition to and notwithstanding the foregoing, Guarantor shall be fully liable for and Lender shall have full recourse against Guarantor for all amounts of the Indebtedness in the event there shall occur an event of default under Section 2.2.26 of the Mortgage or as a result of a voluntary encumbrance against the Property prohibited under Section 2.2.14 of the Mortgage. For purposes hereof, residential leases for apartment units of the Property entered into in the ordinary course of business shall not constitute encumbrances that would trigger full recourse to the Guarantor hereunder.

2.	NATURE OF GUARANTEE, WAIVERS. This is a guarantee of payment and not of collection. It is the intention and agreement of the parties that upon the occurrence of an event described in Section 1 above, that Lender shall not be required to make any expenditure for any loss or expense, and to the extent that it becomes aware of the amount of any Liabilities, whether in whole or in part, it will notify Guarantor thereof, and Guarantor will immediately make payment to Lender in such amount without setoff, counterclaim, presentment, demand, protest, and notice of demand, protest, and dishonor, which hereby are expressly waived.

Subject to Section 1 above, this is an absolute, unconditional, primary, and continuing obligation and will remain in full force and effect until the first to occur of the following: (i) the Loan has been indefeasibly paid in full, and Lender has terminated this Guaranty; (ii) 30 days after the date on which written notice of revocation is actually received by Lender; or (iii) the date on which written notice of the death of Guarantor is actually received by Lender. No revocation (whether upon the death of Guarantor or otherwise) will affect: (i) the then existing liabilities of the revoking Guarantor under this Guaranty; (ii) obligations under the Loan created, contracted, assumed, acquired or incurred prior to the effective date of such revocation; (iii) obligations under the Loan created, contracted, assumed, acquired or incurred after the effective date of such revocation pursuant to any agreement entered into or commitment obtained prior to the effective date of such revocation; (iv) any obligations of Borrower then or thereafter arising under the Loan Documents as then in effect; (v) renewals, extensions, consolidations and refinancings of any of the foregoing; (vi) principal, interest, charges, fees, costs or expenses of any kind relating to any of the foregoing then existing or thereafter arising, or (vii) any liabilities of any Guarantor other than the particular Guarantor that issues such notice of revocation (or, in the event of the death of a Guarantor, is the subject of such death notice).

Guarantor desires that Lender grant Borrower the credit described in the Loan Documents, and Guarantor deems it to be in the best business interests of Guarantor that Borrower obtain such credit from Lender and understands that Lender is willing to grant such credit only on certain terms and conditions, including, the condition that Guarantor execute this Guaranty.

Unless otherwise expressly required by applicable law, acceptance of this Guaranty, notice of extensions of credit to Borrower from time to time, notice of default, diligence, presentment, protest, demand for payment, notice of demand or protest, and any defense based upon a failure of Lender to comply with the notice requirements of the applicable version of Uniform Commercial Code Section 9-611, or any predecessor or successor section thereto, are hereby waived, except for notices specifically provided for in this Guaranty or the other Loan Documents. Lender at any time and from time to time, without the consent of or notice to Guarantor, and without impairing or releasing, discharging or modifying the liabilities of Guarantor hereunder, may in its sole discretion: (i) change the manner, place or terms of payment or performance of or interest rates on, or change or extend the time of payment or performance of, or other terms relating to the Loan; (ii) renew, increase, substitute, modify, amend or alter, or grant consents or waivers relating to the Loan, any other guarantees (other than this Guaranty) or other liabilities, or any collateral for the Loan or guarantees or other liabilities (other than those created by this Guaranty); (iii) apply any and all payments from any source whatsoever including any proceeds of any collateral, to any obligations of Borrower under the Loan in any order, manner and amount; (iv) deal or refrain from dealing with any person or entity, in its sole discretion, with respect to any obligations under the Loan in such manner as Lender deems appropriate in its sole discretion, and/or; (v) accept, sell, substitute, exchange, compromise, release, surrender, offset, realize upon or otherwise deal with in any manner and in any order the Loan, any guarantee (other than this Guaranty) or other liability (other than those created by this Guaranty) for the Loan, or any collateral for the Loan or for any guarantee or other liability relating to the Loan. Irrespective of the taking of or refraining from taking any of the foregoing actions, the obligations of Guarantor will remain in full force and effect in accordance with the terms of this Guaranty and will not be affected, impaired, discharged or released in any manner, except pursuant to the terms of this Guaranty. Lender in its sole discretion may determine the reasonableness of the period which may elapse prior to the making of demand for any payment upon Borrower and it need not pursue any of its remedies against Borrower, any other guarantor or other person, or any collateral before having recourse against any Guarantor under this Guaranty.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS. Guarantor hereby represents, warrants and covenants as follows (which covenants survive the execution and delivery of this Guaranty):

3.1	This Guaranty is a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time and affecting the rights of creditors generally and except as such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity).

3.2	There does not now exist any default or violation by it of or under, and neither the execution, delivery and performance of this Guaranty nor the consummation of any of the transactions contemplated hereby will result in any default or violation, or give rise to any right of termination, amendment, cancellation or acceleration, of or under, any of the terms, conditions or obligations of the articles of incorporation for Guarantor.

3.3	Neither the execution, delivery and performance of this Guaranty nor the consummation of any of the transactions contemplated hereby will result in any material default or violation, or give rise to any right of termination, cancellation or acceleration, of or under, any of the terms, conditions or obligations of (i) any note, bond, indenture, mortgage, deed of trust, franchise, permit, lease or other agreement or instrument to which it is a party or by which it or any of its assets is bound; or (ii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, court or governmental agency, authority or other body.

3.4	There do not now exist any material defaults or violations under the following that would individually or in the aggregate, materially adversely affect its ability to perform the obligations set forth in this Guaranty: (i) any note, bond, indenture, mortgage, deed of trust, franchise, permit, lease or other agreement or instrument to which it is a party or by which it or any of its assets is bound; or (ii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, court or governmental agency, authority or other body.

3.5	Guarantor is fully aware of the financial condition of Borrower and is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of Lender.

3.6	Guarantor agrees that from the date of execution of this Guaranty and for so long as this Guaranty is in full force and effect, it will comply with the following financial covenants and requirements.

(i)        Financial Covenants. Guarantor shall maintain a “Net Worth” of at least $30,000,000.00. For purposes hereof, “Net Worth” shall mean, as of any date, Guarantor’s total assets less total liabilities as determined in accordance with a tax basis method of accounting

(ii)        Financial Statements. Furnish the Lender the Guarantor’s Financial Statements (as defined herein) within ninety (90) days after the end of each fiscal year. Such Financial Statements will be prepared in substantially the same form as Guarantor’s Financial Statements provided to Lender in connection with the Assumption or such other form acceptable to Lender and shall be certified by a principal of Guarantor. “Financial Statements” means the Guarantor’s consolidated balance sheets, income statements and statements of cash flows for the year, together with year-to-date figures and comparative figures for the corresponding period of the prior year.

4.	BANKRUPTCY, ETC. It is specifically understood that any modification, limitation or discharge of the Loan arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of Borrower under federal or state law will not affect, modify, limit or discharge the liability of Guarantor in any manner whatsoever, and this Guaranty will remain and continue in full force and effect and will be enforceable against Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. Guarantor waives all rights and benefits that might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation, or discharge of the liability of Borrower that may result from any such proceeding.

5.	SUBROGATION AND SUBORDINATION. During the term of this Guaranty, Guarantor waives any and all rights of subrogation, reimbursement or indemnity whatsoever and any and all right of recourse to security, whether against Borrower or under or out of the property of Borrower or otherwise, for the debts and obligations of Borrower to Lender, or any successor or assign thereof, with respect to the Loan; provided, however, that Guarantor shall be entitled to enforce or receive payment, directly or indirectly, of any indebtedness of Borrower to Guarantor at times when no Event of Default (as defined in the Note) by Borrower exists. Guarantor will not be deemed a “creditor” (as defined in the U.S. Bankruptcy Code) of Borrower with respect to the Loan. No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind or nature, that Guarantor has or may have in the future against Borrower, or that Borrower has or may have in the future against Lender, will be available hereunder to Guarantor against Lender. Any indebtedness, liability or other obligation of Borrower now or hereafter owed to Guarantor hereby is subordinated to the Loan; and, unless otherwise agreed by Lender, during the continuance of any Event of Default by Borrower, all payments or other transfers made under or on account of any such indebtedness, liability or other obligation will be received by Guarantor as trustee for Lender and immediately paid over to Lender on account of the Loan but without in any manner reducing or affecting the liability of Guarantor under this Guaranty.

6.	COSTS. All reasonable costs or expenses incurred by Lender in protecting or enforcing its rights under this Guaranty will be a direct and primary obligation of Guarantor.

7.	GENERAL.

7.1	Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt to the Lender or the Guarantor, as applicable. Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to the party’s address set forth below or to such other address the Guarantor or the Lender may give to the other in writing for such purpose:

To Lender:	Western-Southern Life Assurance Company
400 Broadway
Cincinnati, OH 45202
Attn: General Counsel

To Guarantor:	BR Henderson Beach, LLC
Bluerock Residential Growth
REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Michael Konig, Esq.

All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telex, facsimile or telegraphic means, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service.

7.2	Remedies Cumulative, Etc. The terms of this Guaranty may be enforced as to any one or more Liabilities either separately, successively, concurrently, independently or cumulatively from time to time and as often and in such order as Lender may deem expedient, and no single or partial exercise of any right or remedy will preclude any further exercise thereof. No right or remedy herein conferred upon or reserved to Lender hereunder is intended to be exclusive of any other available right or remedy, but each and every such right or remedy will be cumulative and will be in addition to every other right or remedy given under this Guaranty or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right, remedy or power accruing upon any Event of Default or default, omission or failure of performance hereunder or under the Loan with respect to any Liability will impair any such right, remedy or power or will be construed to be a waiver thereof or an acquiescence therein, nor will it affect any subsequent Event of Default or default of the same or a different nature.

7.3	Joint and Several Liability. If more than one person has executed this Guaranty as Guarantor, the liability of all persons executing this Guaranty as a guarantor shall be joint and several as to all obligations of Guarantor hereunder. Any reference to “Guarantor” will mean each such person or entity individually and collectively.

7.4	Waivers and Modifications. No delay or failure on the part of Lender to exercise any right, remedy or power hereunder, under any of the Loan Documents, under the Loan or under applicable law will impair or waive any such right, remedy or power (or any other right, remedy or power), be considered a waiver of or an acquiescence in any breach, Default or Event of Default or affect any other or subsequent breach, Default or Event of Default of the same or a different nature. No waiver of any breach, Default or Event of Default, nor any modification, waiver, discharge or termination of any provision of this Guaranty or any of the Loan Documents, nor consent to any departure by any Guarantor therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver, discharge, termination or consent will in any event be effective unless the same is in writing, signed by Lender and specifically refers to this Guaranty, and then such modification, waiver, discharge, termination or consent will be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Guarantor in any case will entitle any Guarantor to any other or further notice or demand in the same or any similar or other circumstance.

7.5	Binding Effect, Assignability. This Guaranty will be binding upon Guarantor and Guarantor’s heirs, administrators, successors and assigns and inure to the benefit of Lender and its successors and assigns; provided, however, that Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Lender, and Lender at any time may assign this Guaranty in whole or in part in connection with a corresponding assignment of the Loan. If the Loan is assigned in whole or in part by Lender, this Guaranty will inure to the benefit of Lender’s assignee, and to the benefit of any subsequent assignee, to the extent of the assignment or assignments; provided that no assignment will operate to relieve Guarantor from any duty to Lender hereunder with respect to any unassigned portion of the Loan.

7.6	Gender, Etc. Whenever used herein, the singular number will include the plural, the plural the singular and the use of the masculine, feminine or neuter gender will include all genders.

7.7	Heading. The headings in this Guaranty are for convenience only and will not limit or otherwise affect any of the terms hereof.

7.8	Complete Agreement. This Guaranty constitutes the entire agreement among the Guarantor and Lender and supersedes all prior oral and written negotiations, agreements and understandings regarding the subject matter of this Guaranty.

7.9	Counterparts. This Guaranty may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument; provided, however, that failure of any Guarantor to sign any or all counterparts will not affect the liability of any other Guarantor hereunder.

7.10	Illegality. If any provision of this Guaranty is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision and without invalidating any other provision herein; provided, however, that if the provision that is the subject of such prohibition or invalidity pertains to payment, then, at the option of Lender, the Loan will become immediately due and payable.

7.11	Governing Law. This Guaranty will be deemed to have been made at Cincinnati, Ohio, and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Florida, without regard to conflicts of law principles.

8.	JURISDICTION AND WAIVER OF JURY TRIAL. Guarantor hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within the state where the real estate that is the subject of the Loan Documents is located, or, at the option of Lender in its sole discretion of any state or federal court(s) located within any other county, state or jurisdiction in which Lender at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy and where Guarantor is located or where any of its assets are located, and Guarantor waives any objection based on forum non conveniens and any objection to venue of any such action or proceeding. Guarantor hereby irrevocably consents that all service of process be made by certified mail directed to Guarantor at its address set forth herein for notices and service so made will be deemed to be completed the earlier of Guarantor’s actual receipt thereof or five (5) Business Days after the same has been deposited in U.S. Mails, postage prepaid. Nothing contained herein will prevent Lender from serving process in any other manner permitted by law. Guarantor and Lender each waive any right to trial by jury in any action or proceeding relating to this Guaranty, the Loan Documents, the Loan, the collateral or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.

[Signature page follows]

[Signature page to Limited Recourse Guaranty]

BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation

By:	/s/ Michael Konig

Print Name:	Michael Konig

Title:	Authorized Signatory

Dated as of March 10, 2016.

STATE OF NEW YORK	§
§SS:
COUNTY OF NEW YORK	§

This instrument was acknowledged before me on the 10th day of March, 2016, by Michael Konig, the Authorized Signatory of BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation and Guarantor under the foregoing instrument, on behalf of said corporation, and who represented to me to be said person.

/s/ Dale Pozzi

[SEAL]

Notary Public, State of New York

My Commission Expires:1/28/2017

Printed Name of Notary: Dale Pozzi

EXHIBIT A

Legal Description of the Property

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Destin, County of Okaloosa, State of Florida.

TRACT I - FEE SIMPLE:

Lot 2, ALEXAN HENDERSON BEACH SUBDIVISION, as recorded in Plat Book 24, page 70, of the Public Records of Okaloosa County, Florida.

TOGETHER WITH THE FOLLOWING EASEMENTS:

EASEMENT 1:

Together with non-exclusive easements for drainage, landscaping and construction of improvements contained in Drainage and Restriction Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2171, of the Public Records of Okaloosa County, Florida.

EASEMENT 2:

Together with non-exclusive easements for drainage, utilities, vehicular and pedestrian, ingress and egress, signage and landscaping contained in Access, Utilities and Drainage Easement Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2186, of the Public Records of Okaloosa County, Florida.

EASEMENT 3:

Together with non-exclusive easements for vehicular and pedestrian ingress and egress, and the installation, use, maintenance and removal of utilities contained in Operation and Easement Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2221, of the Public Records of Okaloosa County, Florida.

TRACT II - FEE SIMPLE:

Lot 2, ALEXAN HENDERSON BEACH PHASE 2, as recorded in Plat Book 26, page 20, of the Public Records of Okaloosa County, Florida.